Exhibit 99.1

Contact:	Joe Schierhorn, President, CEO, and COO
(907) 261-3308

NEWS RELEASE

Jed Ballard Joins Northrim BanCorp as Chief Financial Officer
Following Frye's Transition to Corporate Accounting Manager

ANCHORAGE, Alaska - November 22, 2017 - Northrim BanCorp, Inc. (NASDAQ:NRIM) ("Northrim" or the "Company") today announced it is hiring Jed Ballard to be Chief Financial Officer following the voluntary transition of Latosha Frye to Senior Vice President, Corporate Accounting Manager.

“Jed Ballard brings more than sixteen years of accounting experience to our executive management team, and as a native Alaskan, his understanding of our customers and our business community is an additional advantage,” said Joe Schierhorn, President and CEO. “Latosha Frye has served as our CFO since 2014, and we are pleased that she will continue to serve on the accounting management team. We understand her personal circumstances are driving this change and recognize her strong contribution to the Company since 2006.”

Ballard is a Certified Public Accountant and has worked for KPMG for sixteen years in Alaska and Slovakia. He is currently a Senior Manager in KPMG’s Anchorage office. Ballard has extensive experience in financial reporting in a wide range of industries, particularly those that make up the backbone of the Alaska economy including real estate, petroleum and natural resource contractors, construction, mining, fisheries, industrial manufacturing, hospitality and tourism. Ballard also has been on the accounting team for multiple acquisitions; including the due diligence process, application of accounting standards, and business valuations.

A graduate of the University of Alaska Fairbanks with a degree in Business Administration and a major in Accounting, Ballard resides in Anchorage with his family. He is also active in the community serving on the Native Advisory Committee for the Anchorage School District Title VII Indian Education. He was a two-time mentor for the UAA Leadership Fellows program and a long-standing member of the Alaska Native Professional Association.

Ballard will become CFO effective January 1, 2018, when Frye will move to SVP Corporate Accounting Manager.

About Northrim BanCorp

Northrim BanCorp, Inc. is the parent company of Northrim Bank, an Alaska-based community bank with 14 branches in Anchorage, the Matanuska Valley, Juneau, Fairbanks, Ketchikan, and Sitka serving 90% of Alaska’s population; and an asset based lending division in Washington; and a wholly-owned mortgage brokerage company, Residential Mortgage Holding Company, LLC. The Bank differentiates itself with its detailed knowledge of Alaska’s economy and its “Customer First Service” philosophy. Pacific Wealth Advisors, LLC is an affiliated company of Northrim BanCorp.

www.northrim.com

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Note Transmitted on GlobeNewswire on November 22, 2017, at 12:15 pm Alaska Standard Time.